Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LASERCARD CORPORATION

FIRST.	The name of the Corporation (the “Corporation”) is: LaserCard Corporation.

SECOND.	The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.	The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of Common Stock, $0.01 par value per share.

FIFTH.	No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that the foregoing clause shall not apply to any liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the Director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the time this Article became effective.

SIXTH.	The Corporation is to have perpetual existence.

SEVENTH.	Elections of Directors need not be by written ballot unless the By-laws of the Corporation so provide.

EIGHTH.	In furtherance and not in limitation of the powers conferred by the laws of Delaware, the Board of Directors of the Corporation is authorized and empowered to adopt, alter, amend and repeal the By-laws of the Corporation in any manner not inconsistent with the laws of Delaware.

NINTH.	The Corporation shall indemnify its officers, directors, employees and agents to the greatest extent permitted by the General Corporation Law of Delaware.

TENTH.	Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ELEVENTH.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.